Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Build-A-Bear Workshop, Inc.2020 Omnibus Incentive Plan filed on September 10, 2020 of our reports dated April 16, 2020, with respect to the consolidated financial statements and schedule of Build-A-Bear Workshop, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Build-A-Bear Workshop, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended February 1, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

September 10, 2020